UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) February 6, 2013

CONTINUITYX SOLUTIONS, INC.
(Exact name or registrant as specified in its charter)

Delaware	4841	27-2701563
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ContinuityX Solutions, Inc.
610 State Route 116
Metamora, IL 61548
(Address of Principal Executive Offices, Including Zip Code)

309-367-2800
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2013, the Board of Directors of ContinuityX Solutions, Inc. (the “Company”) removed David Godwin from his position as a director of the Company for cause.  His removal was effective immediately.  The vote to remove Mr. Godwin followed a report by counsel for a special committee of the Board of Directors (the “Special Committee”) which had been formed to investigate various financial irregularities.  In its report, counsel for the Special Committee summarized a meeting of the Special Committee at which the Special Committee concluded that various fraudulent activities had been committed including the forgery of numerous orders for services from the Company.  During its investigation leading to the report, the Special Committee obtained information from a number of sources, including from Brian Wasserman, who was the Chief Financial Officer of the Company prior to additionally being appointed as Interim President and Interim Chief Executive Officer of the Company.  The information discovered by and  provided to the Special Committee by Mr. Wasserman as well as additional information obtained from other sources was integral to the findings of the Special Committee.

On February 7, 2013, Brian Wasserman resigned from his positions as Interim President, Interim Chief Executive Officer, Chief Financial Officer, Corporate Secretary and all other offices with the Company.  His resignation was effective immediately.

On February 11, 2013, by written unanimous consent, the Board of Directors appointed Michael Neiberg to serve as Interim President and Interim Chief Executive Officer and Jerrold Sklar to serve as Interim Corporate Secretary.  The appointments were effective immediately.

ITEM 8.01 Other Events.

On February 6, 2013, the Board of Directors held a special meeting at which the following actions were taken:

•	David Godwin was instructed to preserve all documents related to the Company both at the Company’s headquarters and elsewhere.
•
At the request of the Special Committee, Dennis O’Rourke, counsel to the law firm of Moritt, Hock & Hamroff, LLP which firm serves as counsel for the Special Committee, summarized the findings of the Special Committee at a meeting held on February 5, 2013, at which the Special Committee concluded that fraudulent activities had been engaged in including the forgery of customer orders and misstatements regarding the installation of equipment.  The following requests were made to Mr. Godwin:

o	Mr. Godwin was asked if he had any response to the findings of the Special Committee but Mr. Godwin declined to respond on the advice of counsel.
o
Mr. Godwin was requested, through his attorney, to appear for the purpose of giving sworn testimony in the near future but no later than Tuesday, February 12, 2013.  Mr. Godwin’s attorney stated that such request would be taken under advisement.

•	The Board of Directors then discussed and approved resolutions to take the following actions:
o	Kaye Scholer LLP was engaged to represent the two outside directors and Mr. Wasserman.
o
Indemnification Agreements between the Company and each of Michael Neiberg and Jerrold Sklar, the members of the Special Committee and the only remaining directors following the removal of Mr. Godwin, between the Company and former director and member of the Special Committee James Tait and between the Company and Mr. Wasserman were approved.

o	The bylaws of the Company were amended to allow for the removal of a Board Member by the Board of Directors with or without cause.
o	David Godwin was removed as a director of the Company for cause based upon the findings of the Special Committee.

On February 7, 2013, the Board of Directors met.  During the Meeting, the Board of Directors ratified all of the resolutions which had been approved by the Board at the meeting which occurred on February 6, 2013, as well as adopting all such resolutions again.

Also on February 7, 2013, the Company received a letter from counsel to the Agent (hereafter defined) and other parties to the Amended and Restated Master Factoring Agreement dated as of November 16, 2012 (the “MFA”) among Vion Operations LLC, Forest Capital, LLC ( the “Agent”), the Company and the Company’s subsidiaries, notifying the Company and its subsidiaries that the Agent is exercising  its rights under the MFA to accelerate and declare immediately due and payable all amounts outstanding under the MFA and terminating the MFA.

On February 8, 2013, the Company received a letter from Hutchison Global Communications Limited (“HGC”) which stated its refusal to pay certain invoices as they were invalid due to the fact that the signature on a Purchase Order from HGC had been forged as was the email allegedly sent by an employee of HGC to David Godwin confirming that the order had been accepted by HGC.

As a result of the fraudulent activities discovered by the Company and the Special Committee, the Company has currently ceased conducting any material business activities and, in the view of the Board of Directors, is unlikely to be able to continue as a going concern.  The Board of Directors is considering all alternatives available to the Company to preserve its assets for the benefit of its creditors and stockholders, including the filing of a petition for relief under the United States Bankruptcy Code.  The Board of Directors has authorized the Company to engage bankruptcy counsel to aid it in its consideration of the alternatives described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ContinuityX Solutions, Inc. (the Company)

Dated: February 12, 2013	By:	/s/ Michael Neiberg
Michael Neiberg
Title: Interim President and Interim Chief Executive Officer